ISSUED PATENT LICENSE AND ROYALTY AGREEMENT

Effective as of August 22, 2023 (“Effective Date”), Chaya Coleena Hendrick, an individual having a place of residence at 27 Via Corvina, Henderson, Nevada 89011 United States (“HENDRICK”), and Smart Biometric Technology, Inc., a Nevada corporation having a principal place of business at 3960 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada, 89169 United States (“LICENSEE”), agree as follows:

WHEREAS, HENDRICK is the inventor and owns all right, title and interest in and to the Invention and the Licensed Issued Patent(s), which Invention is in the field of fingerprint biometric activated digital payments and ID cards with a display.

WHEREAS, HENDRICK desires to have the Invention perfected and marketed at the earliest possible time in order that products resulting therefrom may be available for public use and benefit.

WHEREAS, LICENSEE desires a license under said Invention and/or Licensed Issued Patent(s) to develop, manufacture, use, and sell the Licensed Products and Related Services in the Licensed Field of Use.

WHEREAS, HENDRICK is willing to grant an exclusive license under the terms of this Patent License in accordance with the terms and conditions set forth in this Agreement.

WHEREAS, LICENSEE is willing to pay to HENDRICK a Patent Royalty in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, terms and conditions hereinafter set forth, the parties hereby agree as follows:

1. DEFINITIONS

“Agreement” means this Issued Patent License and Royalty Agreement.

“Invention” means the design, system and methods defined in the Licensed Issued Patents.

“Licensed Field of Use” means all fields of use for the card with fingerprint activated display.

“Licensed Issued Patents” means, collectively, Letters Patent issued to HENDRICK named and known as (1) “Charge Card with a Display and a Fingerprint Reader,” Issued Patent Number USD996,429 S by the United States Patent and Trademark Office and including any divisions, continuations, or reissue thereof; and (2) “USB Charge Card Reader,” Issued Patent Number US D996,430 S by the United States Patent and Trademark Office and including any divisions, continuations, or reissue thereof.

“Licensed Products and Related Services” means any product and/or service, or part thereof, in the Licensed Field of Use, the manufacture, use, offer for sale, sale, or import of which: (a) is covered by a valid claim of an issued, unexpired Licensed Patent directed to the Invention. A claim of an issued, unexpired Licensed Patent shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken.

“LICENSEE” means LICENSEE and its Affiliates. “Affiliate” means any person, corporation, or other business entity which controls, is controlled by, or is under common control with LICENSEE; and for this purpose, “control” of a corporation means the direct or indirect ownership of more than fifty percent (50%) of its voting stock, and “control” of any other business entity means the direct or indirect ownership of greater than a fifty percent (50%) interest in the income of such entity.

2. LICENSE GRANT

HENDRICK hereby grants to LICENSEE exclusive rights to the Licensed Issued Patents, in the Licensed Field of Use, to make, have made, use, offer for sale, sell, lease, rent and export Licensed Products and Related Services for a term commencing as of Effective Date and ending on the expiration of the last to expire of the Licensed Patents(s).

Transfer or sublicensing of the Licensed Issued Patents by LICENSEE is prohibited under the terms of this Agreement, except where HENDRICK has approved, in her sole discretion, such transfer or sublicensing by separate written agreement.

Future Expenses – All future expenses in respect of the Licensed Patent shall be paid by LICENSEE during the term of this Agreement.

Patent Maintenance Fees - All maintenance costs for the Licensed Issued Patents shall be paid by LICENSEE during the term of this Agreement. LICENSEE shall have the right to notify HENDRICK that it has no further interest in any particular patent requiring prosecution or maintenance payments, and HENDRICK may then elect to make the maintenance payments herself or abandon the patent.

3. COMMERCIAL APPLICATION (DILIGENCE)

LICENSEE agrees to use all reasonable efforts and diligence to proceed with the development, manufacture, and or sublicensing of the Licensed Products and Related Services, and to diligently develop markets for the Licensed Products and Related Services.

4. PATENT LICENSE FEE, ROYALTIES AND QUARTERLY REPORTS

Patent License: For the issuance of 200,000 Series B preferred shares of the Company (“Series B Shares”) to the Executive or her nominee, the Executive hereby grants the Company a perpetual license subject to the terms and conditions of this agreement, to the patents aforementioned as “licensed issued patents”.

Patent Royalty: As further consideration for the grant of exclusive rights to the Licensed Issued Patents, LICENSEE will pay to HENDRICK or her nominee five (5) percent of the gross revenues derived from the use, offer for sale, sell, lease, rent and export of Licensed Products and Related Services (the “Patent Royalty”).

Annual Minimum Patent Royalty Amounts - The grant of exclusive rights to the Licensed Issued Patents is subject to an “Annual Minimum Patent Royalty Payment” of $50,000 for the initial one (1) year period commencing upon the issuance of a United States patent in respect of HENDRICK’s United States issued Patents, known as, (1) “Charge Card with a Display and a Fingerprint Reader,” Issued Patent Number US D996,429 S by the United States Patent and Trademark Office and (2) “USB Charge Card Reader,” Issued Patent Number US D996,430 S by the United States Patent and Trademark Office (the “Initial Term”). The Annual Minimum Patent Royalty Payment in subsequent years shall increase by one hundred percent (100%) from the previous one (1) year period. For greater certainty, the Annual Minimum Patent Royalty Payment in the 2nd year will be $100,000. LICENSEE shall, at the commencement of the Initial Term and each subsequent one (1) year renewal term (if applicable), make the Annual Minimum Patent Royalty Payment to HENDRICK. HENDRICK shall draw against the Annual Minimum Patent Royalty Payment for any and all Patent Royalties due to HENDRICK for the period for which the Annual Minimum Patent Royalty Payment was made.

Quarterly Patent Royalty Reports – LICENSEE agrees to provide HENDRICK, within thirty (30) days after the end of each calendar quarter and within ten (10) days after the expiration or termination of this Agreement, a report of the gross revenues derived from the use, offer for sale, sell, lease, rent and export of Licensed Products and Related Services, by country (if applicable) (“Quarterly Patent Royalty Reports”). LICENSEE shall commence providing HENDRICK such Quarterly Patent Royalty Reports within thirty (30) days following the end of the first calendar quarter in the Initial Term. The Quarterly Patent Royalty Reports will quantify the gross revenues derived from the use, offer for sale, sell, lease, rent and export of Licensed Products and Related Services, by country (if applicable), accrued during the previous quarter explaining the basis for such calculations. In the calendar quarter in which LICENSEE has exhausted the Annual Minimum Patent Royalty Payment, LICENSEE shall include with the Quarterly Patent Royalty Report payment for all Patent Royalties accrued for the immediately preceding quarter that are in excess of the Annual Minimum Patent Royalty Payment. Unless otherwise instructed by HENDRICK, these payments will be made by check directly to HENDRICK or her nominee at the address set out in Section 8.

Auditable Records – LICENSEE shall keep true, accurate and consistent records containing regular entries relating to the gross revenues derived from the use, offer for sale, sell, lease, rent and export of Licensed Products and Related Services, by country (if applicable). These records shall be available for examination during normal business hours by accountants representing HENDRICK, who shall be entitled to perform an audit and to make copies and extracts and to receive any explanations that may reasonably be requested. HENDRICK is responsible for payment of the accountant’s fee, except that LICENSEE shall be responsible for such fees in the event an examination discloses a discrepancy in HENDRICK’s favor of more than five (5) percent (5%) of the payment of total fees due under this Agreement.

5. NEGATION OF WARRANTIES

Nothing in this Agreement is or shall be construed as:

●	A warranty or representation by HENDRICK as to the validity or scope of any Licensed Issued Patents;

●

A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement, is or will be free from infringement of patents, copyrights, and other rights of third parties;

●	An obligation to bring or prosecute actions or suits against third parties for infringement;

●

Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of HENDRICK or other persons other than Licensed Issued Patents, regardless of whether such patents or other rights are dominant or subordinate to any Licensed Issued Patents; or

●	An obligation to furnish any technology or technological information other than the Licensed Issued Patents.

Except as expressly set forth in this Agreement, HENDRICK MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE LICENSED PRODUCTS AND/OR RELATED SERVICES WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

6. INDEMNITY

LICENSEE agrees to indemnify, hold harmless, and defend HENDRICK against any and all claims for death, illness, personal injury, property damage, and improper business practices arising out of the manufacture, use, sale, or other disposition of the Invention, the Licensed Patent, or the Licensed Product and Related Services by LICENSEE.

NEITHER PARTY SHALL BE LIABLE TO THE OTHER, ITS CUSTOMERS, THE USERS OF ANY LICENSED PRODUCTS AND RELATED SERVICES, OR ANY THIRD PARTIES FOR ANY DIRECT, CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE OR SPECIAL DAMAGES WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY DAMAGE OR INJURY TO BUSINESS EARNINGS, PROFITS OR GOODWILL SUFFERED BY ANY PERSON ARISING FROM ANY USE OF THE LICENSED PATENTS, LICENSED PRODUCTS AND RELATED SERVICES, REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY, BREACH OF WARRANTIES, INFRINGEMENT OF INTELLECTUAL PROPERTY, FAILURE OF ESSENTIAL PURPOSE OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7. TERMINATION

LICENSEE may terminate this Agreement by giving HENDRICK notice in writing at least thirty (30) days in advance of the Effective Date of termination selected by LICENSEE.

HENDRICK may terminate this Agreement immediately in the event LICENSEE is in breach of Sections 2 or 4, specifically in respect of the payment of the Annual Minimum Patent Royalty Payment, any Patent Royalties or other expenses in respect of the Licensed Issued Patents.

HENDRICK may terminate this Agreement effective upon written notice to LICENSEE in the event LICENSEE materially breaches this Agreement and such breach remains uncured for thirty (30) days following written notice of such breach, unless such breach is incurable in which event termination shall be immediate upon receipt of written notice.

HENDRICK may terminate this Agreement by written notice if LICENSEE: (a) becomes insolvent; (b) files a petition, or has a petition filed against it, under any laws relating to insolvency, and the related insolvency proceedings are not dismissed within sixty (60) days after the filing of such petition; (c) enters into any voluntary arrangement for the benefit of its creditors; (d) appoints, or has appointed on its behalf, a receiver, liquidator or trustee of any of such party’s property or assets; or (e) ceases to carry on business in the ordinary course.

The effect of termination or expiration of this Agreement is that the license granted under Section 2 shall revert back to HENDRICK.

Surviving any termination or expiration are any cause of action or claim of LICENSEE or HENDRICK, accrued or to accrue, because of any breach or default by the other party; and the provisions of Sections 4, 5 and 6; and any other provisions that by their nature are intended to survive.

8. SEVERABILITY

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

9. MISCELLANEOUS

Marking – Prior to the issuance of patents on the Invention, LICENSEE agrees, when practical and consistent with LICENSEE’s practices, to mark the Licensed Products and Related Services (or their containers or labels) made, sold, or otherwise disposed of by it under the license granted in this Agreement with the words “Patent Pending”, and following the issuance of one or more patents, with the numbers of the Licensed Patent.

Names and Marks – Each party agrees not to identify the other party in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof, without the other party’s prior written consent. Either party may disclose the existence of this Agreement.

Infringement by Others: Protection of Patents – LICENSEE shall promptly inform HENDRICK of any suspected infringement of any Licensed Patent by a third party.

Sublicense – LICENSEE may not grant sublicenses.

Assignment – LICENSEE may not assign this Agreement.

Dispute Resolution – The parties hereto agree to resolve any dispute or disagreements, excluding any dispute relating to patent validity or infringement, which may arise during the course of this Agreement as follows:

●	First, HENDRICK and LICENSEE’s senior management will meet to attempt in good faith to resolve such dispute or disagreement;

●	If no resolution is reached, either party may request a one-day meeting with a mediator;

●	If no resolution is reached by mediation, such dispute or disagreement will be submitted for binding arbitration pursuant to the rules of Arbitration in the State of Nevada

Notices – Notices will be given by (a) certified mail (b) fax, (c) courier service, or (d) electronic mail (e-mail). Certified mail or courier service notice is effective on the earlier of 5 days from being deposited for delivery or the date on the mail or courier receipt. Fax and e-mail notice are effective when the sender receives confirmation that the fax was sent or the e-mail received. A party will send notice to the following mail or e-mail address or another address about which the party gives thirty (30) days prior written notice:

TO HENDRICK:

Attention: CHAYA HENDRICK
7 Via Corvina
Henderson Nevada 89011, USA
Email:ceo@smartbiometrictechnology.com

TO LICENSE:

Smart Biometric Technology, Inc.
Attention: Jay Needelman
3960 Howard Hughes Parkway
Suite 500
Las Vegas, Nevada, 89169 USA
Email: jay@smartmetric.com

Scope of Agreement – This Agreement constitutes the entire Agreement between the parties pertaining to the subject matter hereof. No representative of HENDRICK or LICENSEE has been authorized to make any representation, warranty, or promise not contained herein.

Applicable Law – This Agreement shall be governed by the laws of the State of Nevada, USA.

[ SIGNATURE PAGE FOLLOWS ]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written and resolved and consented as a majority of the Board of Directors of SmartMetric, Inc.

LICENSEE

/s/ Jay Needelman
Jay Needelman,
Board Member/Director
Smart Biometric Technology, Inc.

/s/ Chaya Coleena Hendrick
Chaya Coleena Hendrick,
Board Member/Director/CEO/President
Smart Biometric Technology, Inc.

/s/ Theresa Suarez
Theresa Suarez,
Board Member/Director
Smart Biometric Technology, Inc.

PATANTEE/ LICENSOR / HENDRICK

/s/ Chaya Coleena Hendrick
Chaya Coleena Hendrick,
Patentee/Licensor
Letters Patent Inventor